EXHIBIT 10.23

                     Real Estate Purchase and Sale Contract
                   between CNL Retirement Corp., as Buyer, and
           American Retirement Corporation, as Seller, relating to the
        Heritage Club at Greenwood Village - Greenwood Village, Colorado

                     REAL ESTATE PURCHASE AND SALE CONTRACT

                                 by and between



                              CNL RETIREMENT CORP.,

                       a Florida corporation, or assigns,

                                    as BUYER



                                       and



                        AMERICAN RETIREMENT CORPORATION,

                            a Tennessee corporation,

                                    as SELLER



                  Premises: Heritage Club at Greenwood Village,
                 an Assisted Living Facility in Denver, Colorado



                      (Tenant: ARC Greenwood Village, Inc.,
                            a Tennessee corporation)

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----


1.       Definitions..............................................................................................1


2.       Purchase and Sale of Premises............................................................................3


3.       Purchase Price for Premises..............................................................................3


4.       Closing Date.............................................................................................4


5.       Conditions to Buyer's Obligation to Close................................................................4


6.       Deliveries at Closing....................................................................................8


7.       Closing and Other Costs, Adjustments and Prorations.....................................................10


8.       Inspections.............................................................................................11


9.       Title to Premises; State of Title to be Conveyed........................................................11


10.      Escrow Agent............................................................................................11


11.      Covenants, Representations and Warranties...............................................................13


12.      Covenants of Seller Pending Closing.....................................................................15


13.      Eminent Domain..........................................................................................15


14.      Casualty................................................................................................16


15.      Remedies Upon Default...................................................................................16


16.      Notices.................................................................................................16


17.      Brokerage Commissions...................................................................................17


18.      Miscellaneous Provisions................................................................................18





         Attachments:


         Exhibit A         -        Description of Premises
         Exhibit B         -        Permitted Exceptions
         Exhibit C         -        Intentionally Omitted
         Exhibit D         -        Form of Lease
         Exhibit E         -        Form of Assignment of Licenses, Permits,
                                    Plans, Contracts and Warranties
         Exhibit F         -        Form of Seller's Counsel Opinion Letter
         Exhibit G         -        Form of Deed
         Exhibit H         -        Form of Architect's Certificate
         Exhibit I         -        Form of Engineer's Certificate
         Exhibit J         -        Form of Escrow Agreement

                     REAL ESTATE PURCHASE AND SALE CONTRACT


         THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this "Agreement") made and entered into as of the Effective Date set forth herein, by and between AMERICAN RETIREMENT CORPORATION, a Tennessee corporation, having a mailing address at 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027 ( "Seller"), and CNL RETIREMENT CORP., a Florida corporation, or its assigns, having a mailing address at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 ("Buyer");

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Seller is the fee simple owner of and is willing to sell a parcel of real property located in the City of Denver, Arapahoe County, Colorado; and

         WHEREAS, Buyer is willing to buy such real property upon the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

              (a) "Closing" shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement.

              (b) "Contracts" shall mean, with respect to the Premises, any equipment leases relating to the Premises and disclosed to Buyer on or before Closing which are to survive the Closing and to which Seller is a party.

              (c) "Earnest Money Deposit" shall mean the deposit of $50,000.00 to be given by Buyer to Escrow Agent pursuant to Section 3(a) of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Initial Earnest Money Deposit.

              (d) "Effective Date" of this Agreement shall mean that date upon which the last of the Buyer and Seller has executed this Agreement.

              (e) "Escrow Agent" shall mean Lawyers Title Insurance Corporation, whose address is set forth in Section 16 below.

              (f) "Guarantor" shall mean American Retirement Corporation, a Tennessee corporation.

              (g) "Guaranty" shall mean the unconditional guaranty of the Lease to be executed by the Guarantor and delivered to Buyer at Closing.

              (h) "Hazardous Materials" shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the "Hazardous Materials Laws") including, but not limited to, those materials or substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "pollutants" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. "Petroleum" for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(i) "Improvements" shall mean the buildings consisting of a 180 bed facility with 75 assisted living units, 13 dementia care units with 15 beds and 68 skilled nursing units with 90 beds and other related improvements to be conveyed to Buyer in connection with Buyer's acquisition of the Premises pursuant to the terms of this Agreement and leased by Tenant pursuant to the terms of this Agreement, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises.

              (j) INTENTIONALLY OMITTED.

              (k) "Lease" shall mean that certain Lease Agreement to be entered into at Closing between Buyer, as lessor, and Tenant, as lessee, pursuant to which Tenant shall lease the Premises and Improvements from Buyer.

              (l) INTENTIONALLY OMITTED.

              (m) INTENTIONALLY OMITTED.

              (n) INTENTIONALLY OMITTED.

              (o) INTENTIONALLY OMITTED.

              (p) "P&E" shall mean the "Initial Landlord P&E" as that term is defined in the Lease.

              (q) "Permits" shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Premises, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities other than such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, the Tenant in order to permit the Tenant to operate the Premises properly in accordance with the terms of the Lease.

              (r) "Permitted Exceptions" shall mean those items described on Exhibit B attached hereto.

              (s)   "Plans"   shall   mean  the  final   "as-built"   plans  and
specifications for the Improvements, which are to be furnished by Seller to Buyer pursuant to Section 5(a)(5) of this Agreement.

              (t) "Premises" shall mean that certain parcel of real property being more particularly described on Exhibit A attached hereto, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller's rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

              (u) "Purchase  Price" shall mean  SEVENTEEN  MILLION EIGHT HUNDRED
SIXTY-FIVE   THOUSAND   THREE   HUNDRED    SEVENTY-FIVE   AND   00/100   DOLLARS
($17,865,375.00).

              (v)  "Seller's   Reimbursement"   shall  mean  the  fixed  sum  of
$115,375.00 to be credited by Seller to Buyer at Closing in reimbursement of Buyer's third-party inspection, review costs and other acquisition costs.

              (w) "Tenant" shall mean ARC Greenwood Village, Inc., a Tennessee corporation, which is a wholly-owned subsidiary of Seller.

              (x) "Term Sheet" shall mean all terms relating to the sale of the Premises as set forth in that certain Letter of Intent/Term Sheet letter relating to the Premises and other properties dated November 2, 2001 from Buyer to Seller, countersigned by Seller on November 7, 2001, as amended by letter agreements dated December 20, 2001 and January 16, 2002.

              (y)  "Title   Company"   shall  mean   Lawyers   Title   Insurance
Corporation, which shall issue the owner's policy of title insurance required hereunder by and through its agent.

         2. Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises.

         3. Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

              (a) Earnest Money Deposit. Not later than five (5) days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer and Seller, Buyer shall deposit with Escrow Agent in immediately available funds the Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

              (b) Earnest Money Deposit. After clearance of funds, Escrow Agent shall hold the Earnest Money Deposit in an interest bearing money market account at a federally insured financial institution reasonably acceptable to Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number 59-3467834 of Buyer. All interest earned on the Earnest Money Deposit, or any portion hereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement. The Earnest Money Deposit shall be credited to the cash due from Buyer at Closing.

              (c) Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 7 hereof and interest earned on the Earnest Money Deposit, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

         4. Closing Date. The Closing shall take place on March 28, 2002 (the "Closing Date"), on an earlier date specified by Buyer on not less than five (5) business days prior written notice to Seller, or such other date as is mutually agreeable to Buyer and Seller, at the offices of Escrow Agent in Atlanta, Georgia at such time as is mutually acceptable to Buyer and Seller.

         5. Conditions to Buyer's Obligation to Close. Buyer's obligation to purchase the Premises on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner and within the time limits herein specified:

              (a) On or Before the Effective Date of this Agreement: Seller shall deliver, or have delivered, to Buyer (at no cost to Buyer):

                  (1) Copies of any and all tests, surveys, examinations, plans, appraisals, permits, licenses, environmental studies or reports and other studies or investigations regarding the Premises which the Seller may have in its possession or control;

                  (2) If Tenant is a different entity than Seller, a current operating statement, profit and loss statement, balance sheet and other satisfactory financial information for Tenant, certified as true, correct and complete by Tenant, reflecting Tenant's ability to pay rent and perform its other Lease obligations, and a current profit and loss statement, balance sheet and other satisfactory financial information for Guarantor reflecting Guarantor's ability to perform its Guaranty obligations;

                  (3) A current letter or certificate from an appropriate municipal, county or other governmental representative confirming the zoning classification for the Premises, that the use and operation of the Premises for Tenant's proposed use is in compliance with the applicable zoning ordinance, and a final recorded plat approved by the applicable governmental authority or other acceptable evidence confirming that the Premises are a legally subdivided parcel;

                  (4) Final "as-built" Plans for the Improvements;

                  (5) All Permits, including without limitation, a certificate of occupancy and an operating permit or license for the use and occupancy of the Premises by Tenant.

                  (6)  All   warranties   and   guaranties   pertaining  to  the
Improvements, specifically including the manufacturer's roof membrane warranty issued with respect to the building comprising the Improvements.

                  (7) A commitment from the Title Company for an owner's title insurance policy (ALTA form) with respect to the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price (the "Title Commitment"), together with the following:

                      (i) All exceptions and appurtenances to title referred to in the Title Commitment;

                      (ii) All proposed exceptions and appurtenances to title which are intended to be of record as of the Closing Date;

                      (iii) All covenants and restrictions, if any, which Seller desires that the Lease establish of record for the benefit of Tenant, whether affecting the Premises, the remainder of the project or center in which the Premises are located or any other property;

                      (iv) Evidence that any such covenants and restrictions for the benefit of Tenant which encumber property other than the Premises are not subject to extinguishment (e.g., by the foreclosure of any superior lien on the property encumbered thereby) and, if permitted by applicable law, the Title Commitment shall insure the same;

                      (v) A copy of the most recent tax bill (and paid receipt therefor) with respect to ad valorem real property taxes and assessments levied or assessed with respect to the Premises; and

                      (vi) Additional matters to be delivered, agreed upon or accomplished on or before the Effective Date of this Agreement.

              (b) On or Before the Effective Date of this Agreement:

                  (1) Buyer shall have approved the zoning of the Premises and its compliance with applicable zoning and subdivision laws, including without limitation the documents which Seller is required to furnish Buyer pursuant to
Section 5(a) above.

                  (2) Buyer shall have approved any financial information on the Tenant and Guarantor which Seller is required to furnish to Buyer pursuant to
Section 5(a) above.

                  (3) Buyer shall have received evidence that legally sufficient parking is available on the Premises without the benefit of any parking easements created on adjacent property to comply with applicable zoning requirements and that all utilities are available to and in service at the Improvements.

                  (4) Buyer shall have obtained and approved an appraisal of the Premises.

                  (5) Buyer shall have obtained and approved an environmental assessment of the Premises.

                  (6) Buyer shall have obtained and approved an "as-built" survey of the Premises.

                  (7) Buyer shall have otherwise determined, in its sole and absolute discretion, that the Premises are satisfactory to Buyer.

         Upon execution of this Agreement by Buyer, Buyer shall be deemed to have approved, or waived the requirement for approval of, all of the matters to be received, reviewed and approved by Buyer pursuant to Sections 5(a) and 5(b) above other than and except for receipt and approval by Buyer (not to be unreasonably withheld), of the following: any Permits and other matters referred to under subparagraph 5(a)(5) which have not yet been provided, any warranties, etc. referred to under subparagraph 5(a)(6) which have not yet been provided, and any paid tax bill copies referred to in subparagraph 5(a)(7)(v) which have not yet been provided.

              (c) On or before the Closing Date:

                  (1) Buyer and Tenant shall have mutually agreed upon all of the terms and conditions of the Lease to be entered into at Closing. In connection therewith, Buyer and Tenant shall, prior to Closing, negotiate to finalize the terms and provisions of the Lease on the basis of (but shall in no way be bound by) the form of Lease described on Exhibit D attached hereto, and shall act in a commercially reasonable manner in such negotiations. The final negotiated Lease to be executed at Closing shall in any event require (i) an initial term of fifteen (15) years commencing with the Closing Date, (ii) two
(2) five (5) year renewal options, (iii) that the Premises be used and occupied by Tenant only as and for the type of facility described in Section 1(i) above, and (iv) that the annual minimum rental rate payable by Tenant during the first year of the initial term shall be equal to the product of (x) Landlord's total acquisition costs (as the same may be affected by the Earn Out Agreement, as herein defined) multiplied by (y) ten percent (10.00%).

                  (2) Buyer and Seller shall have mutually agreed upon all of the terms and conditions of an escrow agreement (the "Escrow Agreement") to be entered into at Closing relating to certain work on the Premises which Seller has agreed to complete. The final form of the Escrow Agreement will be substantially in accordance with the form of the Escrow Agreement attached hereto as Exhibit J, provided and except that the amount to be escrowed, the final description of the work to be accomplished, whether progress payment draws from the escrow will be permitted and timeframes involved shall be subject to negotiation and approval by Landlord and Tenant prior to Closing, which approval shall not unreasonably be withheld by either party.

                  (3) INTENTIONALLY OMITTED.

                  (4) Buyer and Seller shall have mutually agreed on the forms of the Guaranty, the Earn Out Agreement and First Offer Agreement as such terms are defined herein.

                  (5) INTENTIONALLY OMITTED.

                  (6) Buyer and Seller shall have mutually agreed upon the schedule of P&E to be conveyed to Buyer at Closing and shall have agreed in writing upon that portion of the Purchase Price which will be allocated to P&E.

                  (7) INTENTIONALLY OMITTED.

                  (8) Buyer shall have received a certificate from an inspecting architect acceptable to Buyer substantially in the form attached hereto as Exhibit H (or otherwise reasonably acceptable to Buyer), and a certificate from an inspecting civil engineer acceptable to Buyer substantially in the form attached hereto as Exhibit I (or otherwise reasonably acceptable to Buyer). Seller shall pay all costs in connection with obtaining the aforesaid certificates.

                  (9) INTENTIONALLY OMITTED.

                  (10) Seller shall be, and at the time of Closing shall continue to be, the owner of the fee simple interest in the Premises, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section 12(a) hereof.

                  (11) The representations and warranties of Seller set forth in
Section 11 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

                  (12) Neither Seller, Tenant nor Guarantor shall, at any time during the term of this Agreement, file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

                  (13) Tenant shall have duly executed and delivered the Lease to Buyer and Guarantor shall have duly executed and delivered the Guaranty to Buyer.

                  (14) The environmental assessment approved by Buyer prior to the Effective Date shall continue to accurately reflect the environmental condition of the Premises.

                  (15) Buyer shall have received the Title Commitment "marked-up" and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner's policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions.

                  (16) Title Company shall deliver to Buyer a "closing protection" or "insured closing" letter, evidencing the authority of any agent of Title Company which conducts the Closing and issues the Buyer's owner's policy of title insurance for or on behalf of Title Company.

                  (17) Buyer shall have obtained a firm legally binding commitment ("Binding Commitment") for a first mortgage loan (the "Acquisition Loan") and the Acquisition Loan shall be made and advanced on the Closing Date for the acquisition of the Premises, under the following terms and conditions (or other less favorable terms acceptable to Buyer in its sole discretion), and subject to other related terms which are customary and acceptable to Buyer in its reasonable discretion:

                      (i) Principal amount not less than $10,000,000.00;

                      (ii) Non-recourse, minimum 25-year amortization term, and not less than a five (5) year term; and

                      (iii) floating or fixed rate interest payable at market rates and terms, in either case not to exceed an all-in cap of not more than 7.5%.

         If the foregoing contingencies are not satisfied prior to Closing, then in addition to any rights afforded by Section 15 of this Agreement Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent in accordance with and subject to the provisions of
Section 10(b) below, whereupon the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer and this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder. Buyer and Seller hereby agree that this Agreement and the parties' respective rights and obligations hereunder are terminable upon seven (7) calendar days written notice from Seller to Buyer unless, prior to the expiration of such seven-day period Buyer notifies Seller in writing that Buyer has and agrees to close in accordance with a Binding Commitment, including a copy of the fully executed Binding Commitment, or that Seller is waiving its contingency as set forth in the foregoing subparagraph 5(c)(17).

         Buyer agrees with Seller that Seller's obligations hereunder are contingent upon Seller's approval, not to be unreasonably withheld, of the documents described in subparagraphs (1), (2) (4) and (6) of this Section 5(c), and upon Seller's receipt of a satisfactory Subordination, Nondisturbance and Subordination Agreement with respect to the Lease from the lender under the Acquisition Loan ("SNDA"), provided that Seller shall not unreasonably withhold its approval of the terms of the SNDA as reasonably specified by such lender.

         Notwithstanding anything herein to the contrary, the forms of the Guaranty, the Earn Out Agreement, the First Offer Agreement and all other closing documents shall be in the form described on Exhibit D attached hereto, revised to reflect the terms and provisions of the Term Sheet.

         6. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

              (a) Seller shall deliver to Buyer:

                  (1) An appropriate "Owner's Affidavit" or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant and residents of the facility) and other encumbrances other than the Permitted Exceptions naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the "standard" exceptions for such matters from Buyer's owner's policy of title insurance and otherwise insure any "gap" period occurring between the Closing and the recordation of the closing documents;

                  (2) A duly executed Warranty Deed with respect to the Premises subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit G, and otherwise as approved by Buyer and the Title Company and revised as needed to conform to the requirements of state law for the state in which the Premises are located;

                  (3) An Assignment of Licenses, Permits, Plans, Contracts and Warranties with respect to the Premises in substantially the form attached as Exhibit E, together with all of the documents assigned thereby, assigning and/or reserving unto the Tenant, however, (i) the right to enforce the same during the term of the Lease; and (ii) specific operating licenses which Buyer has approved in its reasonable discretion as necessary for Tenant to retain for proper licensing and operation of the Facility, as such term is defined in the Lease;

                  (4) Three (3) signed counterparts of the closing statement;

                  (5) An opinion from Seller's and Tenant's counsel on matters and in the form reasonably satisfactory to Buyer and relating to due organization and good standing of Seller and Tenant, the due authorization, execution and delivery of the closing documents delivered by Seller, Tenant and such other related parties involved in the transaction as Buyer may reasonably require, and the enforceability of the Lease against Tenant and the Guaranty against Guarantor;

                  (6) An appropriate FIRPTA Affidavit or Certificate evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended;

                  (7) All certificates of insurance, insuring Buyer as the owner of the Premises, which are required by the Lease to be furnished by the Tenant to the landlord;

                  (8) The Guaranty;

                  (9) Two (2) duly executed counterparts of an earn out agreement to be entered into between Seller and Buyer in the form approved by Seller and Buyer and relating to potential earn out amounts which may be earned in the future by Seller (the "Earn Out Agreement") pursuant to the Term Sheet;

                  (10)  Two  (2)  duly  executed   counterparts  of  the  Escrow
Agreement;

                  (11) Two duly executed counterparts of a right of first offer agreement to be entered into between Tenant and Buyer in the form approved by Tenant and Buyer and relating to the rights granted by Buyer to Seller in respect of certain potential offers to purchase the Property (the "First Offer Agreement") (the final negotiated First Offer Agreement shall in any event provide that, in the event Buyer and Tenant cannot agree on a mutually acceptable price and terms, the Buyer may seek other offers without further obligation to the Tenant, except that Buyer cannot sell for a price that is lower than the price offered by the Tenant);

                  (12) INTENTIONALLY OMITTED;

                  (13) INTENTIONALLY OMITTED;

                  (14) One (1) counterpart of the Lease duly executed by Tenant;

                  (15) A bill of sale conveying to Buyer title to the P&E;

                  (16)   Certified   copies  of   applicable   resolutions   and
certificates of incumbency with respect to the Seller, Tenant and such other related parties involved in the transaction as Buyer may reasonably require;

                  (17) A  certificate  of a duly  authorized  officer  of Seller
confirming  the  continued  truth  and  accuracy  of  the   representations  and
warranties of the Seller made in this Agreement; and

                  (18) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement, including those (if any) required to be delivered by Seller pursuant to Section 5(d) above.

              (b) Buyer shall deliver to Seller:

                  (1) The Purchase Price, less all the deductions, prorations, and credits provided for herein;

                  (2) Three (3) duly executed counterparts of the closing statement;

                  (3) Two (2) duly executed counterparts of the Earn Out Agreement;

                  (4)  Two  (2)  duly  executed   counterparts   of  the  Escrow
Agreement;

                  (5) Two (2) duly executed counterparts of the First Offer Agreement; and

                  (6) One (1) counterpart of the Lease duly executed by Buyer;.

         7. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

              (a) The Seller shall be charged with the following items, all of which shall be credited against, and shall reduce dollar-for-dollar, the Purchase Price payable to Seller at the Closing: the usual and customary costs and expenses set forth in a settlement statement with respect to a conveyance of this nature (excluding only those expenses specifically described below as the responsibility of Buyer) including without limitation (i) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities (including those transfer taxes customarily paid by a grantee) and all recording charges; (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Premises as herein provided, including, without limitation, any prepayment penalties or fees incurred in connection therewith; (iii) the cost of the owner's policy of title insurance (ALTA Form, including any additional premiums to delete the "standard" exceptions for parties in possession, matters of survey and construction lien claims, and to issue such Endorsements as Buyer may request provided the same are permitted by law and are customary in similar commercial transactions); (iv) the cost of the architect's and engineer's certificates required hereunder; (v) legal fees and expenses of Seller; (vi) the fee, if any, required by the manufacturer for the transfer by Seller to Buyer of the manufacturer's roof membrane warranty for the building; and (vii) Seller's Reimbursement to be credited to Buyer at Closing as reimbursement for Buyer's third-party inspection, review and other acquisition costs.

              (b) The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer's counsel; (ii) recording costs for the deed; and (iii) Buyer's third-party inspection, review and other acquisition costs to the extent the same exceed the Seller's Reimbursement and are not otherwise specifically to be paid by Seller pursuant to the terms of this Agreement.

              (c) As the Lease is to be entered into between Buyer and Tenant effective as of the Closing Date, it shall not be necessary for rent or any other charges payable under the Lease to be prorated at Closing, and all rent and other charges payable under the Lease shall be the property of Buyer.

              (d) Taxes, assessments and other charges shall not be prorated as of Closing, as Seller shall be responsible for such matters relating to the period prior to Closing, and Tenant shall be responsible for such matters from and after Closing. Certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by Seller. Seller shall also pay and be responsible for any "rollback" taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Premises or any improper or inadequate assessment of the Premises for the period prior to the Closing, which obligation shall expressly survive the Closing.

         8. Inspections. Subject to the rights of any tenant or other party lawfully in occupancy, Buyer through its agents, employees and independent contractors shall have the right from time to time prior to the Closing Date, upon prior notice to Seller, to enter the Premises for the purpose of inspecting the same and performing environmental and other tests thereon. Buyer shall indemnify and hold harmless Seller and its contractors, agents, employees and affiliates from and against any claims, losses, damages and costs arising out of any inspection of and testing at the Premises by Buyer, its agents and representatives. Buyer shall not, and shall not permit its agents or representatives to, disrupt Seller's or Tenant's activities at the Premises.

         9. Title to Premises; State of Title to be Conveyed. At the Closing, Buyer shall receive fee simple title to the Premises free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section 12(a) hereof.

         10. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

              (a) After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3(c) above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

              (b) The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

                  (1) To Seller on the Closing Date, provided Closing shall occur pursuant to the Agreement.

                  (2) To Seller upon receipt of written demand therefor ("Seller's Demand for Deposit") stating that Buyer has defaulted in the performance of Buyer's obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section 10(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a "Notice of Objection" (as hereinafter defined) from Buyer within such ten (10) day period.

                  (3) To Buyer upon receipt of written demand therefor ("Buyer's Demand for Deposit") stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in
Section 10(b)(1) above, or that Seller has defaulted in the performance of any of Seller's obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 10(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

              (c) Within two (2) business days of the receipt by the Escrow Agent of a Seller's Demand for Deposit or a Buyer's Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 16 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the "Notice of Objection") of such objection to the Escrow Agent in the manner provided in
Section 16 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section 10(b) of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

              (d) In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section 10(b) of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

              (e) The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

              (f) Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

              (g) The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

         11. Covenants, Representations and Warranties(a) . In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Premises:

                  (1) Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby, including without limitation all authorizations and consents required to be obtained from governmental authorities during the course of, and upon completion of, construction of the Improvements.

                  (2) Seller holds fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances which will be paid and discharged or otherwise released at or prior to the Closing. Seller has no knowledge of any condition or state of facts which would preclude, limit or restrict the business operations contemplated, pursuant to the terms of the Lease, to be conducted by Tenant at the Premises.

                  (3) Except for construction warranties with respect to the Improvements, there are no service or maintenance contracts affecting the Premises to which Buyer will be bound upon Closing.

                  (4) The Premises and the proposed use thereof by Tenant and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Premises ("Applicable Laws and Restrictions"), and are not designated by any governmental agency to be in a flood plain area. Seller has, on or before the Effective Date, provided written notice to Buyer of any continuing, alleged or potential violations of Applicable Laws and Restrictions known to Seller.

                  (5) As of the Closing Date (i) there shall exist no event which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Lease; (ii) Tenant shall not have any defense, set-off or counterclaim in respect of its obligations under the Lease arising as a result of Seller's actions or activities, or those of Seller's employees, agents or contractors; and (iii) all leasing commissions and fees with respect to the Lease, if any, have been paid in full by Seller or Tenant.

                  (6) There is no pending or, to Seller's knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Premises.

                  (7) Seller is not a  "foreign  person"  within the  meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

                  (8) To Seller's knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Premises.

                  (9) The Premises are a separate parcel for real estate tax assessment purposes.

                  (10) All of the financial data regarding the construction, ownership and operation of the Premises that Seller has provided to Buyer is true, complete and correct.

                  (11) To the best of Seller's knowledge the Improvements have been constructed in accordance with (i) the Plans and (ii) applicable building codes, laws and regulations in a good, substantial and workmanlike manner.

                  (12) No Hazardous Materials are, will be, or to the best of Seller's knowledge, have been, stored, treated, disposed of or incorporated into, on or around the Premises in violation of any applicable statutes, ordinances or regulations; the Premises are in material compliance with all applicable environmental, health and safety requirements; any business currently or, to the best of Seller's knowledge, heretofore operated on the Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; and Seller has no notice of any pending or, to the best of Seller's knowledge, threatened action or proceeding arising out of the condition of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

                  (13) Seller has operated the Improvements in compliance with all applicable federal and state laws and regulations, including, but not limited to, Medicare and Medicaid laws and regulations.

                  (14) Seller specifically acknowledges and understands that where Seller knows of any fact(s) materially affecting the value or desirability of the Premises, whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer. Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, Seller has no knowledge of any other fact(s) materially affecting the value or desirability of the Premises whether or not said fact(s) is/are readily observable.

         All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date, but not subsequent to the Closing Date, and shall survive the Closing Date.

              (b) In order to induce Seller to enter into this Agreement and to induce Seller to sell the Premises, Buyer makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Premises:

                  (1) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority under the laws of the State of Florida and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (2) Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery hereof, this Agreement shall constitute the valid and binding agreement of Buyer.

         12. Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

              (a) Seller shall not enter into any contracts for services or otherwise that may be binding upon the Premises or upon the Buyer subsequent to Closing, nor grant or permit the granting of any easements or licenses affecting the Premises, nor take or permit any legal action in connection with the Premises which will affect Buyer's title to the Premises, nor enter into or consent to any leases of space in the Premises other than residential leases entered into in the ordinary course of Seller's business, without the express prior written consent of Buyer. Buyer's consent may be withheld at Buyer's sole option; however, Buyer's response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

              (b) Seller shall within two (2) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters or notices received by Seller relating to or in any manner affecting the Premises.

              (c) Seller shall, at no expense to Seller, reasonably cooperate with Buyer in connection with Buyer's obtaining any insurance which may be required to be maintained by Buyer with respect to the Premises following the Closing.

         13. Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. If such condemnation would otherwise give Tenant the option to reduce or abate rent or terminate the Lease, then, at Buyer's option, buyer may terminate this Agreement, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such condemnation would not otherwise give Tenant the option to reduce or abate rent or terminate the Lease, or if it gives Tenant such option and Tenant waives such option in writing, then Seller will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof.

         14. Casualty. If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. If such casualty would otherwise give Tenant the option to reduce or abate rent or terminate the Lease, then Buyer, at its option, may terminate this Agreement, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such casualty would not otherwise give Tenant the option to reduce or abate rent or terminate the Lease, or if it gives Tenant such option and Tenant waives such option in writing, then the parties shall proceed with the Closing in accordance with, and subject to the terms hereof. In such event, all such proceeds of any insurance plus the amount of any deductible (which shall be paid by Seller) will be applied toward reconstruction.

         15. Remedies Upon Default.

              (a) In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Earnest Money Deposit and any interest earned thereon if received in accordance with the terms of this Agreement is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

              (b) In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date (including, without limitation, by failing or refusing to deliver any items required to be delivered pursuant to
Section 5 or Section 6 of this Agreement), Buyer shall be entitled to (i) receive a refund of the Earnest Money Deposit and terminate this Agreement, or
(ii) compel specific performance of this Agreement, in which event Buyer may also recover its damages incurred as a result of such default, including but not limited to all of its costs and attorneys' fees in seeking such specific performance, or (iii) if specific performance is not possible or if Buyer elects not to pursue specific performance, recover damages incurred as a result of such default, which shall include damages resulting from a breach of any warranty or representation of Seller as of the Closing even if the same is not discovered until after the Closing, to the extent the same survive the Closing.

         16. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

         If to Seller:        American Retirement Corporation
                              111 Westwood Place, Suite 402
                              Brentwood, Tennessee 37027
                              Attn: Mr. George Hicks, Chief Financial Officer
                              Phone: (615) 221-2250
                              Fax: (615) 221-2269

         with a copy to:      Bass, Berry & Sims PLC
                              315 Deaderick Street., Suite 2700
                              Nashville, Tennessee 37238
                              Attn: T. Andrew Smith, Esquire
                              Phone: (615) 742-6200
                              Fax: (615) 742-2766

         If to Buyer:         CNL Retirement Corp.
                              CNL Center at City Commons
                              450 South Orange Avenue
                              Orlando, Florida 32801
                              Attention: Mr. Phil Anderson
                              Phone: (407) 835-3201
                              Fax: (407) 835-3232

         with a copy to:      Lowndes, Drosdick, Doster, Kantor
                              & Reed, P.A.
                              215 North Eola Drive
                              Post Office Box 2809
                              Orlando, Florida 32802
                              Attention: Scott C. Thompson, Esquire
                              Phone: (407) 843-4600
                              Fax: (407) 843-4444

         If to Escrow Agent:  Lawyer's Title Insurance Corporation
                              Riverwood 100 Building
                              3350 Riverwood Parkway S.E., Suite 1895
                              Atlanta, GA 30339
                              Attn: Terry Wilson
                              Phone: 770-980-9440
                              Fax:            770-980-9799

         17. Brokerage Commissions. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Buyer and Tenant and/or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys' fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

         18. Miscellaneous Provisions.

              (a) Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder on or effective as of the Closing Date of this Agreement without the written consent of Seller to any entity which is owned or controlled by Buyer or any affiliate of Buyer provided, however, that any assignee of Buyer shall assume all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall not have the right to assign its rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

              (b) Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

              (c) Entire Agreement; Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

              (d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

              (e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of Premises in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

              (f) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State in which the Premises are located.

              (g) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

              (h) Attorneys' Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys' fees. As used herein, the "prevailing party" shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

              (i) Certain References. As used in this Agreement, the words "hereof," "herein," "hereunder" and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

              (j) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a "calendar" day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

              (k) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

              (l) Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

              (m) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

              (n) Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

              (o) Termination. This Agreement shall be void and of no force and effect unless signed by Seller and delivered to Buyer no later than five (5) days following the date of Buyer's execution of this Agreement.

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


IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

                 BUYER:

                 CNL RETIREMENT CORP.,
                 a Florida corporation

                 By:      /s/   Phillip M. Anderson
                 Name:    Phillip M. Anderson
                 Title:   Executive VP
                 Date:    February 11, 2002



                 SELLER:


                 AMERICAN RETIREMENT CORPORATION, a Tennessee corporation

                 By:      /s/ H. Todd Kaestner
                 Name:    H. Todd Kaestner
                 Title:   EVP
                 Date:    February 11, 2002



                 ESCROW AGENT:

                 LAWYERS TITLE INSURANCE CORPORATION

                 By:      /s/ Terry Wilson
                 Name:    Terry Wilson
                 Date:    February 15, 2002